Exhibit 99.1

       Praxair Board Adopts Policy Statement on Stockholders' Rights Plans

    DANBURY, Conn.--(BUSINESS WIRE)--Dec. 9, 2003--Praxair, Inc. (NYSE: PX) announced today that the company's board of directors has adopted a policy statement on stockholders' rights plans and has advanced by eight years the expiration of Praxair's existing rights plan. Both actions are in response to a vote by Praxair stockholders on a proposal regarding this matter at Praxair's annual meeting in April 2003.
    Under the terms of the new policy statement, the Praxair board of directors will adopt or materially amend a Stockholder Rights Plan only if, in the exercise of its fiduciary responsibilities under Delaware law, and acting by a majority of its independent directors, it determines that such action is in the best interests of Praxair's shareholders. Also, if the board adopts or materially amends a Stockholder Rights Plan, it will submit such action to a non-binding shareholder vote as a separate ballot item at the first annual meeting of shareholders occurring at least six months after such action.
    The board also amended the existing Praxair, Inc. Stockholder Protection Rights Agreement to require its termination no later than May 3, 2004, unless an extension is approved by the company's shareholders prior to that date. Previously, the plan was slated to expire on June 30, 2012.
    "Praxair's board of directors has carefully considered the matter of stockholders' rights plans," said Dennis H. Reilley, chairman and chief executive officer. "The actions taken by the board recognize Praxair stockholders' views on this issue and are consistent with its fiduciary responsibility to exercise sound business judgment to protect the interests of all stockholders."
    Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2002 sales of $5.1 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.


    CONTACT: Praxair, Inc.
             Media:
             Susan Szita Gore, 203-837-2311
             susan_szita-gore@praxair.com
             or
             Investors:
             Elizabeth Hirsch, 203-837-2354
             liz_hirsch@praxair.com